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                                                                    Exhibit 23.1


                              [LETTERHEAD OF KPMG]



                          Independent Auditors' Consent
                          -----------------------------


The Stockholders and the
     Board of Directors of
     Haven Bancorp, Inc.:


We consent to inclusion in the Registration Statement on Form S-3 of Haven Capital Trust II of our report dated January 28, 1999 relating to the consolidated statements of financial condition of Haven Bancorp, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, and to the reference to our firm under the heading "Experts" in the prospectus which is a part of that Registration Statement.




Melville, New York
April 28, 1999